Exhibit 99.1

For immediate release
For more information contact:	Media — Bruce Amundson (253) 924-3047
Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports Net Earnings of $395 Million for 2006,
Or $1.61 per Diluted Share, on Net Sales of $21.9 Billion
FEDERAL WAY, Wash. (Feb. 9, 2007) — Weyerhaeuser Company (NYSE: WY) today reported net earnings of $395 million for 2006, or $1.61 per diluted share, on net sales of $21.9 billion. This compares with net earnings of $733 million, or $2.98 per diluted share, on net sales of $22 billion for 2005.
For the fourth quarter 2006, Weyerhaeuser reported net earnings of $450 million, or $1.88 per diluted share, on net sales of $5.7 billion. Last year, Weyerhaeuser reported a fourth quarter net loss of $211 million, or 86 cents per diluted share, on net sales of $5.7 billion.
Fourth quarter 2006 earnings include 14 weeks of results compared to 13 weeks for the same quarter last year and contain the following after-tax items:
•	A gain of $227 million, or 95 cents per diluted share, for the refund of countervailing and anti-dumping duties on Canadian softwood lumber sold in the United States.

•	A gain of $43 million, or 18 cents per diluted share, from the sale of the company’s composite panels assets in Ireland.

•	Charges of $36 million, or 15 cents per diluted share, for asset impairments and costs associated with closure of facilities, primarily in Wood Products.

•	Charges of $13 million, or 5 cents per diluted share, for impairment of real estate assets.
The loss for fourth quarter 2005 included the following after-tax items:
•	Charges of $438 million, or $1.78 per diluted share, for facility closures primarily in the Fine Paper, Cellulose Fiber and Containerboard businesses

•	Charges of $32 million, or 13 cents per diluted share, for asset impairment charges, including a charge associated with a California land development.

•	A charge of $25 million, or 10 cents per diluted share, associated with the settlement of litigation.

•	A loss of $10 million, or 4 cents per diluted share, for early extinguishment of debt.

•	A gain of $34 million, or 13 cents per diluted share, on the sale of the company’s composite panels assets in France.

•	Income of $28 million, or 12 cents per diluted share, for the cumulative effect of a change to begin capitalizing Weyerhaeuser interest to assets of Weyerhaeuser Real Estate Company.
During fourth quarter 2006, Weyerhaeuser repurchased 5.5 million shares of common stock. As of the end of the fourth quarter, Weyerhaeuser has repurchased 11 million shares of the 18 million-share repurchase previously authorized by the company’s board of directors.
“This past year was a time of ongoing dynamic change as we took steps to further improve shareholder value,” said Steven R. Rogel, chairman, president and chief executive officer. “These efforts included our work to significantly restructure containerboard packaging and wood products, two of our major segments. To focus our portfolio, we entered into an agreement to combine our fine paper business and related assets with Domtar and began the complex process of implementing this landmark transaction. As part of our growth strategy, we expanded our real estate business and increased our timberlands position in South America. We continue to improve our efficiency by implementing significant changes in how we manage our supply chains and continuing to migrate to a single information technology platform. While we haven’t finished our work on many of these efforts, and we may not see their full benefit for several quarters, our continued focus on these initiatives will benefit our shareholders despite challenging market conditions.”
DOMTAR TRANSACTION
On Feb. 2, Weyerhaeuser announced an offer to its shareholders for the exchange of some or all of their shares of Weyerhaeuser common stock or exchangeable shares of Weyerhaeuser Company Limited (TSE: WYL) for shares of Domtar Corp. common stock.
The exchange is expected to be tax-free to participating Weyerhaeuser shareholders for U.S. federal income tax purposes. The offer will expire at 12:00 midnight, New York City time, on March 2, unless extended or terminated.
As previously announced on Aug. 23, Weyerhaeuser and Domtar Inc. (TSE/NYSE: DTC) entered into a definitive agreement to combine Weyerhaeuser’s fine paper business and related assets with Domtar Inc. to form Domtar Corp., which will become North America’s largest producer of fine paper.
The Registration Statement on Form S-4 and S-1 filed by Weyerhaeuser with the Securities and Exchange Commission more fully describes the terms and conditions of the exchange offer.
SUMMARY OF FOURTH QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	4Q 2006	4Q 2005	Change
	(14 weeks)	(13 weeks)
Net earnings (loss)	$450	($211)	$661
Earnings (loss) per diluted share	$1.88	($0.86)	$2.74
Net sales	$5,655	$5,717	($62)
SUMMARY OF ANNUAL FINANCIAL HIGHLIGHTS

Millions (except per share data)	2006	2005	Change
	(53 weeks)	(52 weeks)
Net earnings	$395	$733	($338)
Earnings per diluted share	$1.61	$2.98	($1.37)
Net sales	$21,896	$22,046	($150)
SEGMENT RESULTS FOR FOURTH QUARTER
(Contributions to Pre-Tax Earnings)

Millions	4Q 2006	4Q 2005	Change
	(14 weeks)	(13 weeks)
Timberlands	$167	$183	($16)
Wood Products	$110	$26	$84
Cellulose Fiber and White Papers	$120	($477)	$597
Containerboard, Packaging and Recycling	$71	($188)	$259
Real Estate and Related Assets	$293	$250	$43
TIMBERLANDS

	4Q 2006	3Q 2006	Change
	(14 weeks)	(13 weeks)
Contribution to pre-tax earnings (millions)	$167	$178	($11)
Fourth quarter earnings decreased from the third quarter mainly due to lower domestic log prices, primarily in the West. Higher fee harvest volumes in the South partially offset the decline in log prices. Costs were slightly higher in the fourth quarter due to weather and curtailment of operations in the West to balance harvest with customer demand.

Weyerhaeuser expects the first quarter earnings to be slightly lower for the segment compared to the fourth quarter due to lower demand for lumber resulting in lower domestic log prices, and lower fee harvest volumes in the South.
WOOD PRODUCTS

	4Q 2006	3Q 2006	Change
	(14 weeks)	(13 weeks)
Contribution to pre-tax earnings (millions)	$110	$11	$99
Excluding the third and fourth quarter items noted below, fourth quarter contribution to earnings decreased $140 million from the third quarter.
Fourth quarter included the following pre-tax items:
•	A refund of $344 million countervailing and anti-dumping duties resulting from the settlement of the Canadian Softwood Lumber dispute.

•	Costs of $48 million for facility closures and related asset impairments.
Third quarter items included the following:
•	A gain of $51 million on the sale of the company’s North American composites business.

•	Income of $23 million related to a reduction in the reserve for hardboard siding claims.

•	Charges of $17 million for the impairment of fixed assets associated with mill closures and curtailments.
The downturn in residential housing construction, combined with normal seasonal construction slowing in the fourth quarter, caused a significant reduction in demand and prices for wood products which led to lower earnings. Lumber sales realizations, on average, declined 8 percent from third quarter. Combined with lower sales volume, this decrease accounts for nearly half of the quarter-to-quarter decrease in operating earnings for the segment. On average, sales realizations for oriented strand board declined 17 percent from third quarter and average weekly shipment volumes declined 3 percent. This change in structural panels accounts for 25 percent of the quarter-to-quarter decrease in segment earnings. Shipment volumes for engineered products also declined. To adjust operations to match customer demands, Weyerhaeuser curtailed production at 70 percent of its wood products facilities during the quarter.
Weyerhaeuser anticipates some improvement in market conditions in the first quarter 2007, but still expects to experience significant losses in its wood products business. Weyerhaeuser will continue to balance production to demand which may result in further curtailments.
CELLULOSE FIBER AND WHITE PAPERS

	4Q 2006	3Q 2006	Change
	(14 weeks)	(13 weeks)
Contribution to pre-tax earnings (millions)	$120	$115	$5
Fine paper sales volumes in the fourth quarter remained unchanged on a per-day basis from third quarter while average sales realizations declined $3 per scale weight ton. Pulp sales volume and prices improved during the fourth quarter.
Fourth quarter manufacturing costs increased slightly due to rising raw material costs and a seasonal increase in energy costs. Lower freight and chemical costs, combined with a favorable effect from a weakening Canadian dollar partially, partially offset the higher material and energy costs.
Weyerhaeuser expects that first quarter market conditions for this segment will remain favorable. The company anticipates that fine paper prices will remain relatively unchanged and demand will strengthen. Market conditions for pulp are expected to improve and lead to stronger prices. Weyerhaeuser expects the scheduled completion of the announced Domtar transaction the first week of March to affect first quarter earnings. Upon closing, this transaction will eliminate the earnings of the fine paper business and certain related cellulose fiber assets from this segment. Excluding the assets transferring to Domtar, this segment contributed earnings of approximately $44 million in the fourth quarter. Additionally, Weyerhaeuser expects manufacturing costs to increase due to scheduled annual maintenance outages at several facilities which will be accounted for on an actual expense incurred basis.
CONTAINERBOARD, PACKAGING AND RECYCLING

	4Q 2006	3Q 2006	Change
	(14 weeks)	(13 weeks)
Contribution to pre-tax earnings (millions)	$71	$96	($25)
Fourth quarter earnings decreased from the third quarter primarily due to a higher spending at packaging facilities on maintenance and modernizations, and seasonally higher natural gas consumption at the containerboard mills.
Packaging prices decreased slightly due to mix and containerboard prices increased due to higher realizations on export shipments. Packaging shipments declined slightly on a workday basis while containerboard shipments increased 17 percent on a per day basis with strong growth occurring in export markets. During fourth quarter, Weyerhaeuser adjusted containerboard operating rates to match customer demand.
The company expects first quarter earnings to be slightly lower compared with fourth quarter. Price realizations for containerboard and packaging are expected to increase in the first quarter. Weyerhaeuser expects packaging shipments to decline on a workday basis due to the effect of California’s cold weather on produce markets. Prices for OCC and wood chips are increasing rapidly from fourth quarter levels. The company expects its cost reduction initiatives to partially offset lower packaging shipments and higher fiber related costs.
REAL ESTATE AND RELATED ASSETS

	4Q 2006	3Q 2006	Change
	(14 weeks)	(13 weeks)
Contribution to pre-tax earnings (millions)	$293	$135	$158
Fourth quarter earnings include approximately $138 million from sales of land, lots and an apartment project. In addition, fourth quarter earnings benefited from seasonally increased single-family home closings and higher average sales prices compared to the prior quarter. Fourth quarter includes asset impairment charges of $19 million compared with $14 million in the third quarter.
New orders for single-family homes declined compared with the third quarter. The backlog of homes sold, but not closed, at the end of the fourth quarter is approximately three months’ sales compared with five months’ sales a year ago. Traffic declined 29 percent from the fourth quarter last year. The single-family cancellation rate was 36 percent, up from 22 percent at year-end 2005.
Weyerhaeuser expects first quarter real estate earnings to decline significantly from the fourth quarter. During the quarter, Weyerhaeuser anticipates seasonally lower single-family home closings. Discounting and sales concessions in the near term are expected to affect home prices and margins. There are no expected significant land sales transactions in the first quarter.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2006, sales were $21.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
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EARNINGS CALL INFORMATION
The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Feb. 9 to discuss fourth quarter results.
To access the conference call from within North America, dial 1-800-218-0530 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-303-262-2050. Replays will be available for one week at 1-800-405-2236 (access code — 11080278#) from within North America and at 1-303-590-3000 (access code — 11080278#) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q4 2006 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
ADDITIONAL INFORMATION
This announcement is for informational purposes only and is neither an offer to sell nor an offer to buy any securities or a recommendation as to whether you should participate in the exchange offer announced previously. The offer is made solely by a Prospectus-Offer to Exchange and related letters of transmittal.
Investors and shareholders are urged to read the Prospectus-Offer to Exchange, and any other relevant documents filed with the Securities and Exchange Commission, when they become available and before making any investment decisions. None of Weyerhaeuser, Weyerhaeuser Company Limited, Domtar Inc., Domtar Corporation or any of their respective directors or officers makes any recommendation as to whether you should participate in the exchange offer. You can obtain a free copy of the Prospectus-Offer to Exchange and other related documents filed by Weyerhaeuser or Domtar Corporation with the Securities and Exchange Commission at www.sec.gov.
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the first quarter 2007; expected earnings and performance of the company’s business segments during the first quarter 2007, demand and pricing for the company’s products in the first quarter 2007, lower domestic log prices in the first quarter 2007, lower to timber fee harvest volumes in the South during the first quarter 2007, timing of closing of transaction with Domtar; increases in manufacturing costs in the Cellulose Fiber and White Paper Business due to scheduled annual maintenance outages at certain facilities in first quarter 2007;decline of packaging shipments due to the effect of California’s weather on produce markets; increases in prices for OCC and wood chips, expectations for cost reduction initiatives, and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;

•	The successful execution of internal performance plans including cost reduction initiatives;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental policies and regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	Transportation costs;

•	Legal proceedings;

•	The failure to obtain governmental approvals of the Domtar transaction on the proposed terms and schedule; the failure to obtain approval by shareholders and option holders of Domtar and a material adverse change in the business, assets, financial condition or results of operations of Domtar, or the portion of the Company’s Cellulose Fiber and White Papers Business to be combined with Domtar;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.